Exhibit 10.3

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made by and between FlexTrade Technologies, LLC (“Provider”) and Sidoti & Company LLC (“Subscriber”), effective as of the date this Agreement is signed by Provider (the “Effective Date”).

1.	License and Services. Subject to the terms of this Agreement, Provider grants to Subscriber a non-transferable, non-exclusive , term license to access and use the Provider’s applications (“Applications”), as defined in Schedule A hereto, to access and use the associated Documentation (defined in Section 2(1)), and market data made available via the Applications, as well as any additional services described on Schedule C. Subscriber shall be provided with the latest versions of the Applications. Schedules to this Agreement may be revised or supplemented from time to time by mutual agreement of Subscriber and Provider.

Any updates, replacements, revisions, enhancements, additions or conversions (collectively, “Upgrades”) to the Applications supplied to Subscriber shall become subject hereto, and Subscriber agrees to promptly install, test, and then utilize all newly released Upgrades upon receipt of same from Provider. Provider shall have no obligation to support or to permit Subscriber to use earlier releases of the Applications beyond the date set forth in the new release instructions. The sole extent of Provider’s obligations is set forth herein. Any additional development, routes, consulting, architecture or other work shall be provided at an additional cost to be agreed upon by the parties.

2.	Use of the Applications.

(a)	Internal Use. Except as otherwise set forth below, Subscriber shall use the Applications only for its internal business purposes, by authorized employees of Subscriber (“Authorized Users”), at the address(es) listed in paragraph 2(h) (“Subscriber Site(s)”) or such other location(s) as may be agreed upon by the parties in writing. Provider shall supply Subscriber active user IDs for the Authorized Users. Subscriber may obtain additional user IDs pursuant to the fees listed in Schedule B attached hereto.

The Applications may be used by Subscriber and any Affiliated Entities. For the purpose of this Agreement, “Affiliated Entities” shall mean those entities, located in the United States, which Subscriber has the ability to bind to the terms and conditions of this Agreement and in which Subscriber owns or controls, directly or indirectly, more than fifty (50%) percent of such entity’s outstanding shares or securities (representing the right to vote for the election of directors or other managing authority). Subscriber represents and warrants that it has the authority to bind the Affiliated Entities to the terms and conditions of this Agreement, but in no event shall the Affiliated Entities have any rights under any warranties or indemnities, except to the extent of Subscriber’s rights. An entity may be an “Affiliated Entity” only so long as such entity meets all requirements set forth herein. A breach by an Affiliated Entity shall be deemed a breach by Subscriber as if such Affiliated Entity’s acts, omissions, and/or breaches were the acts, omissions and/or breaches of Subscriber. Subscriber shall be jointly and severally liable with each Affiliated Entity for: (i) all acts, omissions and/or breaches of the Affiliated Entity, and (ii) any breaches of the Agreement by such current or former Affiliated Entity. Support personnel of Subscriber may also access the Applications solely for Subscriber’s internal business purposes;

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provided, however, that any such personnel is bound by obligations of confidentiality to Subscriber substantially similar to those set forth herein. Subscriber shall formulate and implement stringent safeguards to prevent the direct or indirect use of the Applications by, or for the account of, any persons or entities other than the Authorized Users. Subscriber understands and acknowledges that Provider has no or obligation to place, reverse, modify or otherwise manage any order for Subscriber or any Authorized User.

(b)	Operating Hours. Operating Hours for the Applications shall be defined in Schedule A attached hereto.

(c)	Copies. In the event that Provider delivers to Subscriber a copy of all or part of the Applications, Subscriber may make only the number of copies necessary for use by the Authorized Users. Subscriber may not install and use authorized copies of an Application for its internal use on any computer processing units of Subscriber worldwide unless such location is an authorized Subscriber Site and unless such use is then permitted by applicable law and regulations of the United States and the country where the Applications is being used. Subscriber may make additional copies of Documentation only as necessary for Subscriber’s use of Applications and only if such copies are solely for Subscriber’s internal use and contain Provider’s copyright notice and other proprietary markings.

(d)	Authorizations. Subscriber shall obtain and maintain, at its sole expense, access permission to exchanges, self-regulatory organizations (“SRO”), and other third parties with which it interfaces, and shall supply copies of the applicable agreements to Provider. Subscriber is solely responsible for ensuring its compliance with all applicable federal and state laws, rules and regulations, as well as those of the Financial Industry Regulatory Authority, Inc (“FINRA”) or any applicable SRO. Subscriber shall provide prompt notice to Provider if any of said agreements are modified, terminated or cancelled. Subscriber authorizes Provider to act as an Order Sending Organization Service Bureau (“OSO”) to provide reports on its behalf to the Order Audit Trail System (“OATS”) pursuant to FINRA Rules 6950 et seq. (“OATS Rules”), as further detailed in Schedule C-2. Subscriber shall be solely responsible for ensuring its compliance with OATS Rules, further described in Section 6(d)(iii) and Schedule C-2.

(e)	Prohibited Acts. Subscriber shall not decompile, disassemble or reverse engineer the Applications or attempt to do so. Subscriber also shall not copy, transfer, lend, sell, rent, lease or otherwise use an Application or Documentation except as expressly permitted by this Agreement. Subscriber shall not use Applications in conjunction with any non-Provider Application that decompiles or recompiles the Applications or in any way creates a derivative or modified copy of the Applications. Subscriber shall not take or permit any action that would permit Subscriber or any third party any right, interest or ownership of any copy or form of Applications or Documentation, any translation, compilation, modification or derivative work thereof or any portion of any of the foregoing.

(f)	Subscriber’s Indemnification. Subscriber shall indemnify and hold harmless and, at its own expense, defend Provider and its respective subsidiaries, affiliates, directors, officers, employees, representatives, partners, members, managers, agents, successors and assigns (“Indemnified Persons”) from and against any and all third-party claims, losses, costs and expenses or liabilities (including direct, indirect, incidental, consequential, special or punitive damages suffered, and

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reasonable legal fees and expenses), relating to or arising out of: (i) any failure by the Subscriber to comply with its obligations under this Section 2; (ii) the use of the Applications or related software by Subscriber, the Affiliated Entities, or their customers, or pursuant to any sublicense, (iii) any assertion by a third party that any program, data, information or other item provided by Subscriber under or in connection with this Agreement infringes any title, interests and other proprietary rights in intellectual property (collectively, “Intellectual Property Rights”) of a third party; (iv) breach of any representation or warranty; or (v) any failure by Subscriber, for any reason, fraudulent, negligent, or otherwise, to comply with its obligations relating to OATS as hereinafter defined.

When any claim for indemnification arises under this Section, Provider shall promptly notify Subscriber of the claim, and when known, the facts constitute such claim, and the amount or an estimate of the amount of the liability arising therefrom. At its option, Provider may defend itself against any claim subject to indemnification under this Section, in which case Subscriber shall pay all reasonable attorneys’ fees and costs incurred by Provider but shall not be obligated to defend Provider against such claim. In situations where Provider chooses not to exercise the foregoing option, Provider may require Subscriber to defend Provider against the claim(s), with legal counsel reasonably acceptable to Provider, and to bear all fees and costs related to doing so. In such event, Provider may choose to participate in the defense of the claim(s) by using its own legal counsel, at Provider’s own cost and expense. Regardless of which option Provider chooses, Subscriber shall not settle or compromise such claim(s) without the prior written consent of Provider, which consent shall not be unreasonably withheld.

(g)	Equipment. Provider may provide for the use by Subscriber of hardware and equipment, including but not limited to routers. In that event, Subscriber acknowledges that any such hardware and equipment is and shall remain the property of Provider, and that Subscriber shall use all reasonable care in maintaining and utilizing the hardware and equipment, and shall allow Provider to inspect the equipment upon reasonable notice at mutually agreeable times. Upon expiration of the license, or upon request of Provider, Subscriber shall immediately return any hardware and equipment. Subscriber shall be responsible for any theft, loss or damage any such equipment other than normal wear and tear.

(h)	Subscriber Site(s). The following addresses are the Subscriber sites and can be changed, added to or deleted only as may be agreed upon by the parties in writing:

Primary: 317 Madison Avenue, Suite 1410, New York, NY 10017

Disaster Recovery: 111 West Main Street, Bay Shore, NY 11706 (internet access only)

(i)	Disaster Recovery Plan. Provider shall implement and maintain disaster recovery and avoidance procedures in a Disaster Recovery/Continuity of Business Plan (“COB”). On at least an annual basis, Provider will review and update, if necessary, its COB. Provider may post its Continuity of Business plan on its website, and will update it from time to time, as appropriate.

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(j)	Electronic Delivery of Customer Confidential Information. All electronic delivery of Subscriber confidential information is encrypted via Secure File Transfer Protocol (Secure FTP) prior to transmission. In the event that Subscriber requests unencrypted transmission sent via private lines and/or email or via the internet, Provider will not accept any risks associated with the delivery of said information.

(k)	Intellectual Property Ownership.

(i)	Intellectual Property Ownership. The Applications and Documentation are the property of Provider, and Provider shall retain full title and all ownership rights in and to the Applications, including translations, modified forms, derivative works or copies of any of the foregoing that may be created by or for the benefit of Subscriber. All intellectual property rights in and related to the Applications shall be or remain Provider’s exclusive property, and the Subscriber shall not obtain any intellectual property rights in the Applications except as expressly provided herein. Subscriber shall not take any action that would jeopardize or impair Provider’s intellectual property rights in the Applications, or the legality and/or enforceability thereof. Subscriber agrees promptly to notify Provider of any written threat, warning or notice of any claim or action adverse to Provider’s intellectual property rights in the Applications that Subscriber may become aware of from time to time.

(ii)	Proprietary Legends. Subscriber shall not delete or remove any proprietary rights notices, and other restrictive legends and other notices on each complete or partial copy of the Applications made by or on behalf of Subscriber.

(l)	Documentation. “Documentation” shall mean all materials supplied by Provider to Subscriber, whether in printed or electronic form, via any media or mode of communication, that explain or facilitate the use of the Applications or any software or hardware, including, without limitation, users’ manuals, release notes, specifications, requirements, customer notices, operational manuals, instructions, training materials, flow charts, diagrams, systems manuals, programming manuals and modification manuals. Documentation shall also include any derivative works created by Subscriber that include product images, including screenshots of the product, images or text from Provider materials, as well as any notes, memoranda, or communication, created by Subscriber, Authorized Users or Provider employees in any media that describe or summarize the Applications.

3.	Payment.

(a)	Payment. Subscriber agrees to pay to Provider the fees specified in Schedule B (“Fees”), and any other fees described in this Agreement, within thirty (30) days after Subscriber’s receipt of an invoice therefor. Fees for the Applications shall not be incurred until the Acceptance Date, as defined in Section 6(a) of this Agreement. Subscriber shall provide the name and contact information of its accounts payable clerk to Provider within one month of the Effective Date in order to facilitate prompt payment.

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(b)	Late Fees. All accounts not paid within thirty (30) days of the date invoices were due shall be charged an interest rate on such unpaid balance on a day to day basis of one percent (1.5%) per month on any unpaid balance from the original due date of such payment until such time as the balance is actually paid. Subscriber shall pay all collection and attorneys’ fees. Failure by Subscriber to pay Fees in accordance with the terms of this Agreement shall result in Provider having an option to suspend or terminate Subscriber use of the Applications on five (5) business days’ prior written notice to Subscriber.

(c)	Taxes. Subscriber agrees to pay all applicable sales, use or excise taxes, VAT or similar governmental charges (other than Provider’s income taxes) promptly upon receipt of an invoice therefor.

(d)	Connectivity. Subscriber agrees to pay Provider for all telecommunications costs, fees, and services required for and dedicated to Subscriber’s use of the Applications. Such Connectivity and associated telecommunications costs, fees, and services may include, but are not limited to, connectivity between Subscriber’s site(s) and Provider’s sites, connectivity between Subscriber and its Customers, and connectivity between Provider and other third parties on behalf of Subscriber. Subscriber shall reimburse Provider for all installation and cancellation charges for telecommunication connections.

(e)	Other Costs. Subscriber agrees to pay directly or to pay Provider for any other third party fees or expenses incurred by Provider on Subscriber’s behalf and with Subscriber’s authorization. Such charges include, without limitation, fees or costs charged by those third parties with whom Subscriber elects to interface. Subscriber shall also be responsible at its own cost for procuring and maintaining for use at its site(s), all appropriate hardware and software and other equipment and lines necessary to use the Applications (including hardware or software costs for leased hardware and licensed software dedicated to providing Subscriber with access to execution venues).

(f)	Additional Work. If Subscriber requests any custom work, or inclusion of features or interfaces other than those set forth in Schedule C, Subscriber shall provide written request for same to Provider. If acceptable to Provider, the parties shall enter into an agreement regarding the scope of such work to be billed on a time and materials basis, which shall be incorporated herein as a schedule, and subject to the terms of this Agreement. Subscriber agrees to assume the risk of delay or interruption, provided that Provider uses its good faith efforts to avoid or minimize any such delays or interruptions. Accordingly, failure by Provider to provide those functionalities in a timely manner shall not be deemed a material breach of this Agreement.

4.	Confidentiality and Non-Disclosure.

(a)	Non-Disclosure of Proprietary Information. The Subscriber agrees to preserve the confidentiality of the Applications and to prevent disclosure of the Applications to third parties. Other than to effectuate the purposes of this Agreement, the Subscriber agrees not to transfer, copy, or install the Applications, except Subscriber may create such copies of software as are necessary for bona fide backup or archival purposes in connection with Subscriber’s use of the Applications. Subscriber shall maintain a log adequate to account for all copies. The Subscriber agrees not to modify, distribute, publish,

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reverse engineer, disassemble, decompile, or otherwise seek to discover or view, any software, or to attempt to create, by reverse engineering or otherwise, the source code from the object code supplied hereunder, or adapt the software in any way or use it to create a derivative work, or to make any other alteration, addition or connection to the Applications. The Subscriber shall maintain and include on the Applications and on all copies thereof all trademark, copyright, proprietary and trade secret notices provided by Provider or its suppliers. Subscriber shall abide by the terms of confidentiality and non-disclosure provisions set forth in this Agreement and shall inform any other parties provided by the Subscriber with access to the Applications pursuant hereto, of the copyrights on the Applications and its component parts and of the obligations of confidentiality. The Subscriber acknowledges and Provider represents that this Agreement (including the fees described herein) and the Application constitute intellectual property and trade secrets of Provider, and will not disclose any part of this Agreement to any third party. Notwithstanding anything contained herein, Subscriber consents to the use of its name on Provider’s Subscriber lists during the term of this Agreement. Provider shall keep confidential the information, identified at the time of disclosure as confidential or proprietary, that is given to Provider by or on behalf of Subscriber and shall not disclose the identity of any customers of Subscriber, or the detailed contents of any communication transmitted through the Applications except (i) as is necessary to effect the use of the Applications and the Provider System, (ii) to comply with a request of a court or regulatory authority, and, (iii) to those of its officers, employees, agents and affiliates, who shall be bound by similar confidentiality obligations as a term of his or her employment.

Both parties further agree that this Section 4 of the Agreement will remain in effect throughout the life of this Agreement and following the expiration or termination of this Agreement.

(b)	Equitable Relief. Each party understands that any disclosure or misappropriation of the intellectual property or trade secrets of the other party is in violation of this Agreement and may cause the other party irreparable harm, the amount of which is difficult to ascertain and, therefore, agrees that the other party shall have the right to apply to a court of competent jurisdiction for an order restraining any such further disclosure or misappropriation and for such further relief as the other party shall deem appropriate. Such right shall be in addition to, and not in lieu of, remedies otherwise available to such other party hereunder, at law, or in equity.

(c)	Exceptions. Confidential or proprietary information shall not include information which: (1) is in the public domain at the time of disclosure; (2) was in the lawful possession of or demonstrably known by the recipient prior to its receipt from the other party; (3) is independently and verifiably developed by the recipient without the use of the other party’s confidential information; or (4) is required to be disclosed by law or court order (provided that, if permissible, the party subject to such requirement shall notify the other party of any such requirement prior to disclosure in order to afford such other party an opportunity to seek a protective order to prevent or limit disclosure).

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5.	Training; Installation; Technical Support.

(a)	Installation. The Fees set forth in Schedule B are inclusive of installation of the Applications. Installation shall mean and include the installation and integration of the functionalities listed in Schedule C.

(b)	Cooperation. As part of the Business Analysis described below, Provider and Subscriber shall agree upon vendors and customers of Subscriber who may be connected to the Applications. Subscriber shall use best efforts to obtain the cooperation of any of Subscriber’s vendors or customers who Subscriber wishes to have access to, or connect with the Applications. Provider shall not be responsible for any delay in the implementation of, or inability to use, any aspect of the Applications caused in whole or part by failure of Subscriber or any third-party to provide prompt cooperation. Subscriber shall be responsible for any access or use of the Applications by its customers.

(c)	Business Analysis. In order to properly implement Subscriber’s use of the Applications, Provider must first undertake a business analysis of Subscriber’s business, its processes, systems and requirements (“Business Analysis”). The parties anticipate that the Business Analysis shall commence promptly upon execution of this Agreement, and shall be conducted with all reasonable cooperation of Subscriber, Authorized Users, and Subscriber’s customers and vendors. Subscriber acknowledges that Provider will not be able to properly conduct the Business Analysis without such full and timely cooperation, and Provider will not be responsible for any delay in the completion of the Business Analysis or the implementation of the Applications caused by such lack of cooperation (in the case of Subscriber’s vendors and customers, cooperation entails both Provider’s review of their systems, as necessary, and their reasonable cooperation if arranging for necessary connectivity and interfaces).

(d)	Training; Maintenance and Support. Provider shall provide training to Authorized Users at Subscriber site sufficient to enable them to use the Applications. Installation and training services shall be performed in a competent workman-like manner. Provider shall provide reasonable telephone and email technical support for the Applications during Operating Hours (other than holidays on which the stock exchanges are closed). Extended or exceptional requests for support by Subscriber may be subject to a support fee to be mutually agreed upon by Provider and Subscriber.

6.	Installation; Warranties; Indemnities.

(a)	Acceptance Date. The Applications shall be deemed installed and accepted by Subscriber as of the first date on which the system is able to support trading of live securities as part of Subscriber’s regular course of business (the “Acceptance Date”). Notice of the Acceptance Date shall be sent by Provider to Subscriber in accordance with the Notices provision (Section 8(f)) of this agreement.

(b)	Warranty Against Infringement. Provider warrants that the Applications do not violate or infringe any existing patent, copyright, trademark, or trade secret.

(c)	Warranty of Authority. Provider warrants that it has the power and authority to grant to Subscriber the license to the Applications granted hereby.

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(d)	Exclusion of Other Warranties; Limitation of Provider’s Liability.

(i)  EXCEPT AS MAY OTHERWISE BE SET FORTH HEREIN, THE WARRANTIES IN THIS SECTION 6 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF THE APPLICATIONS. IN NO EVENT SHALL PROVIDER OR ITS AFFILIATES, AGENTS OR REPRESENTATIVES BE LIABLE DIRECTLY OR INDIRECTLY TO SUBSCRIBER, AUTHORIZED USERS OR ANY THIRD PARTY FOR ANY LOSS OF REVENUE, LOSS OF PROFITS, LOSS OF USE, OPPORTUNITY COST OR OTHER SAVINGS, OR DAMAGE SUFFERED OR COSTS AND EXPENSES INCURRED BY SUBSCRIBER, AUTHORIZED USERS, ANY CUSTOMER OR ACCOUNT OF SUBSCRIBER, OR BY ANY THIRD PARTY, OF ANY NATURE, OR FROM ANY CAUSE WHATSOEVER, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR OTHERWISE ARISING OUT OF THE FURNISHING, PERFORMANCE, MAINTENANCE, ANY USE OF, OR INABILITY TO USE, THE APPLICATIONS, THE SERVICES, COMPUTER PROGRAMS, DATABASES, DOCUMENTATION, OR ANY OTHER MATERIALS OR SERVICES FURNISHED BY OR ON BEHALF OF PROVIDER OR PROVIDER’S RESPECTIVE SUBSIDIARIES AND AFFILIATES, OR LOSS OF OR DAMAGE TO DATA, OR ANY TRADING LOSS, OR PENALTY, EVEN IF PROVIDER OR ITS AFFILIATES, AGENTS OR REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PROVIDER AND ITS AFFILIATES, AGENTS AND REPRESENTATIVES SHALL NOT BE LIABLE FOR ANY SUCH CLAIMS BY ANY OTHER PARTY. IN NO EVENT SHALL PROVIDER OR ITS AFFILIATES, AGENTS OR REPRESENTATIVES BE LIABLE TO SUBSCRIBER, AUTHORIZED USERS OR ANY THIRD PARTY FOR DIRECT, INDIRECT OR SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE OR PROFITS, OR OTHERWISE ARISING OUT OF ANY CLAIM, SUIT OR ALLEGATION THAT ANY APPLICATION MESSAGE DID NOT RESULT IN A THE PLACEMENT, MODIFICATION OR CANCELLATION OF ANY ORDER.

(ii)  IN NO EVENT SHALL PROVIDER’S MONETARY LIABILITY EXCEED AN AMOUNT EQUAL TO THE FEES PAID BY SUBSCRIBER TO PROVIDER IN THE THREE (3) MONTHS IMMEDIATELY PRECEDING THE ACT GIVING RISE TO THE CLAIM. SUBSCRIBER HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY OR CAUSE THIS AGREEMENT TO FAIL ITS ESSENTIAL PURPOSE. THE FOREGOING SETS FORTH SUBSCRIBER’S EXCLUSIVE REMEDY FOR BREACH OF THIS AGREEMENT BY PROVIDER.

(iii) Subscriber is solely responsible for ensuring compliance with OATS Rules, including the accuracy and review of all data submitted by Provider on its behalf, any reviews or inquiries conducted by FINRA, and any fines or penalties which

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may apply as a result of such reports, their review, or Subscriber responses. Subscriber is aware that no contractual arrangement, no matter how comprehensive, will relieve a member of its responsibilities under the OATS Rules, and Provider shall have no liability for any damages that Subscriber may incur in connection with the transmission or failure to transmit OATS data under this Agreement, other than with respect to any actions involving the gross negligence, fraud or willful misconduct on the part of Provider.

(iv)  Provider and Subscriber further agree that Provider and its subsidiaries and affiliates shall not be liable for any damage suffered or costs and expenses incurred by Subscriber from any cause whatsoever, whether direct, special, incidental, or consequential arising out of the furnishing, or incomplete nature of information. Subscriber and its officers, employees, and agents are not employees, agents, brokers, or partners acting for or on behalf of Provider or any subsidiary or affiliate. Nothing herein shall be construed to create an independent contractor relationship between the parties hereto and Provider makes no representation or warranty, expressed or implied, to the contrary. Provider shall not be liable for network reliability, network downtime, telephone line reliability, failure or delays.

(v)  The foregoing shall not apply to Provider’s obligations under Section 6(f) below.

(f)	Specific Available Remedies — General. Provider shall indemnify and hold harmless and, at its own expense, defend Subscriber and its respective Indemnified Persons from and against all expenses and costs and damages (including direct, indirect, incidental, consequential, special or punitive damages suffered, and reasonable legal fees and expenses), claims, demands, proceedings, suits and actions, and all liabilities resulting from such damages, in connection with, or arising out of any assertion by a third party that any program, data, information or other item provided by Provider under or in connection with this Agreement infringes any Intellectual Property Rights of a third party. Provider’s warranty against infringement and undertaking to indemnify and hold harmless shall not apply if the infringement or violation of rights is due to any modification or alteration of the Applications that was not provided to Subscriber by Provider, by Subscriber’s use of a non-current copy of the Applications or by combination of the Applications with any software or portion thereof owned by any third party that is not specifically authorized. Provider’s undertaking to defend, indemnify and hold harmless shall be limited to the extent that any unreasonable delay by Subscriber in giving notice to Provider adversely and materially affects Provider’s defense of, or ability to settle, such claim. If an Application or portion thereof is, in Provider’s opinion, likely to be or becomes the subject of a claim of infringement of any patent, copyright, trade secret or proprietary rights of any third party, Provider may at its option and expense, procure for Subscriber the right to continue using that portion affected, modify it to become non-infringing (so long as the Application, as modified, has functionality substantially equivalent to that provided at the time of such modification) or substitute software of functionality substantially equivalent to that provided at the time of such substitution. If Provider reasonably is unable to modify, substitute or procure the right to continue using the subject Application, Provider may require that Subscriber and Authorized Users remove the Application, and Subscriber and Authorized Users shall promptly return or destroy all copies of such Application and receive a pro-rata refund of any paid

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but unused license fee. Subscriber agrees, as a material term of this Agreement, that its rights and remedies for any breach of any representation or warranty by Provider herein shall be as provided in the applicable provision of this Section 6 as Subscriber’s exclusive remedy and that Provider shall have no liability to Subscriber or others except as provided in the applicable provision of this Section 6.

(g)	Subscriber’s Representations and Warranties.

(i)	Subscriber is registered as a U.S. broker-dealer, and may transmit orders on its own behalf as principal, or may transmit orders as agent on behalf of its customers;

(ii)	Subscriber shall notify Provider immediately if any of its or its Affiliated Entities’ or Sub-licensees ’ memberships or registrations in any SRO are terminated or suspended for any reason;

(iii)	Subscriber warrants that it will comply with all applicable laws, rules and regulations, including but not limited to the USA Patriot Act, anti-money laundering provisions, U.S. securities laws and, in the case of U.S. persons, the Bank Secrecy Act as amended by the USA Patriot Act;

(iv)	Subscriber is financially sophisticated and familiar with techniques of trading securities and with the rules of, or applicable to, various securities exchanges that may limit or eliminate the availability or efficacy of the Applications;

(v)	Subscriber shall use the Applications only in the ordinary course of its business and consistent with this Agreement;

(vi)	Subscriber shall not use or permit the use of the Applications or data obtained therefrom for any illegal purpose;

(vii)	Subscriber shall permit only Authorized Users to view data on, or enter orders to be transmitted via the Applications, and warrants that Subscriber shall properly supervise, pursuant to applicable regulations, all Authorized Users in connection therewith. Subscriber shall in any event be responsible for all orders entered and the use of the data obtained via the Applications provided to Subscriber by Provider, regardless of whether the person accessing the Applications was in fact authorized to do so; and

(viii)	Subscriber has the authority to bind the Affiliated Entities to the terms and conditions of this Agreement, and shall bind the Sub-licensees in accordance herewith.

7.	Term.

(a)	Term. The term of this Agreement shall commence upon the Effective Date and shall terminate one (1) year from the Acceptance Date (“Initial Term”) unless there is an earlier termination in accordance with the terms hereof. This Agreement shall automatically renew for successive one-year terms (“Renewal

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Term”) until either party provides sixty (60) days notice of cancellation prior to the end of the Initial Term or any Renewal Term.

(b)	Termination Upon Breach, Notice and Failure to Correct. Provider may suspend or terminate this Agreement immediately if it determines that:

(i)	Subscriber is in violation of any representation, warranty or covenant and fails to cure within 1 business day of notification by Provider; or

(ii)	Subscriber breaches any material term of this Agreement or any material term of any other agreement then in effect between the parties, and fails to cure such breach within ten (10) days after written notice thereof; or

(iii)	Subscriber is engaged in activities that Provider reasonably determines to be detrimental, or to pose a substantial risk, to Provider, its Subscribers, or the public and fails to cure within 1 business day of notification by Provider; or

(iv)	Subscriber’s or Affiliated Entities’ right to operate is terminated or restricted by any SRO or exchange.

(v)	Subscriber fails to cooperate reasonably in connection with the implementation of the Applications prior to the Acceptance, or appropriate support and maintenance of the Applications thereafter.

(c)	Termination upon Notice of Insolvency. Either party may suspend or terminate this Agreement immediately if the other party becomes insolvent or unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian, or receiver for any part of its business or assets, or any proceedings in the nature of bankruptcy, reorganization, arrangement, insolvency, or liquidation, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors, is instituted by or against such party or if such party allows or consents to such proceedings or fails to obtain dismissal, stay or nullification of such proceedings within thirty (30) days after the institution of the proceedings.

(d)	Duties Upon Termination. Upon the termination of this Agreement by Provider for Subscriber’s breach, or upon expiration of this Agreement upon notice as specified in section 7(a) above, Subscriber shall immediately discontinue use of the Applications, terminate all Sub-licensee, and promptly return and cause all Authorized Users to return to Provider all copies of the Applications and shall destroy or delete and cause all Authorized Users to destroy or delete all copies of Applications and Documentation then in its possession, including but not limited to any electronic copies stored in memory or on any storage device or medium and any back-up, archival or disaster recovery copies of the Applications and all Documentation. At Provider’s request, an officer of Subscriber shall certify in writing to Provider that such actions have been taken. If this Agreement is terminated pursuant to 7(b)(v), subscriber shall pay Provider for four (4) months of Fees pursuant to Schedule B.

(e)	Survival. The provisions of this Section 7, as well as the provisions of all sections that are meant by their terms to continue after termination, shall survive any termination of this Agreement.

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(f)	Termination due to Installation. The parties agree that if Provider is not able to deliver a Materially Complete Installation effective for Tuesday, May 1, 2012, Sidoti shall have the right to terminate this Agreement. A Materially Complete Installation shall consist of an Installation with buyside customer setup, clearing, trading access, and user setup that permits operation of the Subscriber business based on mutual evaluation of Provider and Subscriber. The determination of whether the Installation shall be considered a Materially Complete Installation shall be made on Monday, April 23, 2012.

8.	General Provisions.

(a)	Proprietary Markings. Subscriber shall not remove, change or deface any copyright notice or proprietary markings in or on any part of the Applications and Documentation. Any copy of any Application or any portion thereof shall contain all copyright notices and proprietary markings in or on the original.

(b)	Assignment. Neither party may transfer or assign its rights or obligations under (or) this Agreement without the prior written consent of the other party, except that no consent is required for an transfer or assignment to: an affiliate; or made as part of a re-organization, merger, acquisition or sale of substantially all of a party’s relevant assets. A change of control of Subscriber to a competitor of Provider shall constitute a grant of an option to Provider to terminate this Agreement on five (5) days’ prior written notice to Subscriber.

(c)	Choice of Law. All matters arising from or related to this Agreement shall be governed by the laws of the State of New York without application of conflict of law principles. Except for matters relating to a Termination of this Agreement in accordance with Section 7(c), any dispute that may arise out of or is related to this Agreement shall be submitted to arbitration before the American Arbitration Association (AAA) under its Large, Complex Commercial Disputes Procedures. To the extent permitted by such rules, the arbitration shall be before a single arbitrator, held in New York, NY, the proceedings and any judgment or award shall be kept confidential and party may seek interim injunctive relief to protect its transaction information or Confidential Information in the Federal or state courts in or serving New York, NY (unless they lack jurisdiction in which case in a court of competent jurisdiction), provided that remainder of the dispute (unless precluded by applicable law) will be subject to arbitration.
Subject to the foregoing, (i) ANY RIGHT TO TRIAL BY JURY RELATING TO THIS AGREEMENT IS HEREBY IRREVOCABLY WAIVED BY EACH PARTY, and (ii) any objection to New York, NY as the exclusive venue of any arbitration or litigation is hereby irrevocably waived.

(d)	Severability. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any of its other provisions. If any provision, or part thereof, is deemed by a court to be invalid or unenforceable, such court shall be empowered to reform that provision as necessary to be valid and to reflect, as closely as possible, the intention of the parties underlying the invalid provision; if the provision cannot be so reformed, then the invalid portion shall be stricken to the extent necessary to preserve the validity of the other provisions hereof.

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(e)	Waiver. A waiver of a breach or default under this Agreement shall not be a waiver of any subsequent breach or default. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition then or in the future.

(f)	Notices. All notices required under this Agreement shall be deemed effective when received in writing by either (i) registered mail or certified mail, return receipt requested and postage pre-paid, (ii) scanned electronic copy of a signed original exchanged between Subscriber authorized representative and Provider authorized representative, or (iii) overnight mail that produces written evidence of delivery addressed to either party at the address specified below:

If sent to Provider:

Attn: Controller

FlexTrade Systems Inc.

111 Great Neck Road, Suite 314

Great Neck, NY 11021

If sent to Subscriber:

Attn: Gary Jacobs

Sidoti & Company LLC

317 Madison Avenue, Suite 1410

New York, NY 10017

Either party to this Agreement may change an address relating to it by notice to the other party in accordance with the provisions of this paragraph.

(g)	Bankruptcy of Provider. Failure by Subscriber to assert its rights to retain its benefits in the intellectual property encompassed by the software pursuant to the United States Bankruptcy Code, 11 U.S.C. Sec. 365(n)(l)(B), under an executory contract rejected by the trustee in bankruptcy, shall not be construed by the courts as a termination of the contract by Subscriber under Sec. 365(n)(l)(A) of the United States Bankruptcy Code.

(h)	Partnership or Joint Venture. This Agreement shall not operate so as to create or recognize a partnership or joint venture of any kind between the parties hereto.

(i)	Force Majeure and Other Events. Neither party will be responsible for any loss or damage to the extent caused directly or indirectly by any act of God, war, civil disturbance, natural calamity, flood, act or omission of any exchange, market, utility, communications service, common carrier, Internet or network access or backbone provider or information provider, electrical outage or disturbance, brown-out or black-out, delay in mails, malicious third-party action or any other cause beyond such party’s reasonable control.

(j)	Advertising. Subscriber grants Provider the right to use Subscriber’s name in Provider’s advertising or in any other appropriate public message.

(k)	Entire Agreement. This Agreement and all Schedules attached hereto (as the same may be revised or supplemented in the future) together constitute the entire agreement between the parties hereto with respect to the Applications. All prior

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proposals, understandings, and other agreements, whether oral or written, between the parties that relate to this subject matter are hereby superseded and revoked. This Agreement may not be modified or altered except in writing by an instrument duly executed by both parties.

IN WITNESS WHEREOF, the duly authorized officers or representatives of Subscriber and Provider have executed this Agreement as of the date set forth below, intending legally to be bound.

PROVIDER	SUBSCRIBER

FLEXTRADE TECHNOLOGIES LLC	SIDOTI & COMPANY LLC

By:	/s/ Gregory Ludvik	By:	/s/ Gary Jacobs

Name:	Gregory Ludvik	Name:	Gary Jacobs

Title:	Director	Title:	Head of Trading

Date:	3/16/12	Date:	3/16/12

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LICENSE AGREEMENT

SCHEDULE A

APPLICATIONS

The Applications listed in This Schedule A consist of Provider proprietary Applications and Documentation.

1.	ColorPalette OMS®

(a)	Description. An order management system with a graphical user interface and server-side components by which the customer and firm order lifecycle are managed, from order reception and origination, to order placement and execution, along with required business workflow support.

(b)	Functionality. ColorPalette OMS contains the features, functionalities and interfaces set forth in Schedule C-1 and C-2 of the Agreement.

(c)	Operating Hours. The ColorPalette OMS shall be available from 7:00 AM to 7:00 PM Eastern Standard Time (“Operating Hours”) on each day that the U.S. Equity Markets are open for trading (“Market Day”).

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SCHEDULE B

FEE SCHEDULE

OMS Services
			Unit Price /	Setup	Monthly
Description	Quantity	Setup Fee	Month	Charges	Charges

Trading Applications
Position Trader Workstation	—	—	$800	—	—
Sales Trader Workstation	6	—	$600	—	$3,600
Allocation/Oasys Workstation	—	—	$400	—	—
Compliance/Admin Workstation	3	—	$300		$900
Integrated Features
Integrated ETB Lists	Included	Included	Included	—	Included
International Trading	Included	Included	Included	—	Included
Routing Rules	Included	Included	Included	—	Included
Basket Trading	Included	Included	Included	—	Included
Trade Advertisement / IOIs	Included	Included	Included	—	Included
Compliance Services
Reports & Structured Data Access	1	—	$750	—	$750
Reg NMS, TAG and OATS Reports	Included	Included	Included	—	Included
Back office Automation
Clearing Data transfer	Included	Included	Included	—	Included
Database & Hosting	Included	Included	Included	—	Included
OMS Services Total	10	—	—	—	$5,250

Connectivity Services
			Unit Price /	Setup	Monthly
Description	Quantity	Setup Fee	Month	Charges	Charges
Buy-side Connectivity
Individual FIX Buy side Management (1)	135	—	—	—	$2,000
Trading Connectivity
Market Center Connectivity (2)	Included	Included	Included	—	Included
Market Data Interface (2)	Included	Included	Included	—	Included
Algorithm Connectivity
Citi (3)	Included	Included	Included	—	Included
Goldman Sachs	Included	Included	Included	—	Included
Other Algorithmic Connectivity	Included	Included	Included	—	Included
Additional Connectivity
NYSE BBSS & SDOT	Included	Included	Included	—	Included
Nasdaq ACES	Included	Included	Included	—	Included
Connectivity Services Total	135	—	—	—	$2,000

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Infrastructure & Other Services
			Unit Price /	Setup	Monthly
Description	Quantity	Setup Fee	Month	Charges	Charges
Telecommunication Fees (4)
Managed Network Services (Primary)	1	—	$1,000	—	$1,000
Citrix (per user/token)	—	—	$100	—	—
Service and Support
Client Services Desk	—	Included	Included	Included	Included
Professional Services
Onsite & Regular User Training	—	Included	Included	Included	Included
Custom Reporting and Data Analysis (5)	—	—	$1,800	—	—
Onsite Technical Support (5)	—	—	$1,800	—	—
Total Infrastructure & Other Services	1	—	—	—	$1,000

Important Notes

(1)	Additional third party charges may apply; excludes FlexLink or Flextrade buyside charges
(2)	Additional third party fees may apply
(3)	Citi Algorithmic usage may be eligible for rebate of ColorPalette license fees
(4)	No additional setup charges for telecommunication infrastructure
(5)	Per-day rate; fees to be assessed on mutual agreement of Subscriber and Provider

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SCHEDULE C

SCHEDULE C-l

COLORPALETTE OMS FEATURES

1.   Deployment Model:

1.	Provider-hosted installation.

2.   Feature Summary:

1.	Order Execution & Trade Management
a.	External routing of orders, including certified algorithmic routes and other third party execution services

2.	Configurations
a.	Supervisor
b.	Trader
c.	Administrative (view only plus configuration access)

3.	Security Types Supported
a.	All NMS Listed securities (Nasdaq, ARCA, NYSE, etc.)
b.	OTCBB, OTC Markets and ArcaEdge
c.	International (non-US) Equities

4.	Capacity Handling:
a.	Principal
b.	Riskless Principal
c.	Agency

5.	Trading Functionality (Partial List)
a.	Participation (automatic allocations of executions to orders)
b.	Order Viewing and Sharing by Trader and Desk
c.	Support for GTC Orders
d.	Reg NMS Compliant Trading
e.	Basket Trading
f.	Market Making

6.	Order Entry Supported:
a.	Manual order entry
b.	Electronic (FIX) order reception
c.	New orders, cancels, cancel/replaces
d.	Trade cancellation and correction on street orders

7.	Automated Order Handling
a.	Automatic Routing – full suite of auto routing rules, including support for different destinations based on order marketability and price range of securities

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8.	Post-Trade Support (Street-side Only):
a.	Electronic execution drop copies

9.	Compliance Features
a.	Automated Limit Order Display Functionality
b.	Standard ACT reporting (automated by context. Includes: ACT Modifiers, Reg NMS exception codes, Market Center codes)
c.	Automated Manning Functionality (If positions & quotes are managed by Provider)
d.	End of Day Exception Reporting
e.	Limit order protection and limit order display rules
f.	Reporting Features (Alerts and End-of-Day)
g.	Support for Limit Order Protection (2110) and Limit Order Display rules (II Acl-4)

10.	Risk Management
a.	Real-time risk and position management for activity in ColorPalette system

11.	Query Tool

12.	Trader Intelligence (Customer Trade History)

13.	Alerts Functionality (visual and audible)
a.	Compliance Alerts
b.	Trader Alerts
c.	Risk Management Alerts
d.	ACT Alerts

14.	Security Master – securities and corporate actions

15.	End of Day Reporting Suite
a.	End-of-day books and records and exception reporting
b.	Reg NMS reports suits
c.	OATS and OTS reports
d.	605 and 606 Reporting in TAG or MSI formats

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SCHEDULE C-2

OATS SERVICES

1.	Provider will act as an Order Sending Organization (“OSO”) Service Bureau to provide reports on its behalf to the Order Audit Trail System (“OATS”) operated by the Financial Industry Regulatory Authority, Inc (“FINRA”) pursuant to FINRA Rules 6950 et seq. (“OATS Rules”). Specifically, Provider:

a.	represents that it is familiar with the OATS Rules, the OATS Reporting Technical Specifications (“OATS Specifications”) as published by the FINRA;

i.	represents that it has completed testing, as described in the OATS Specifications, to the extent Provider deems reasonably necessary in order to provide the service in accordance with the OATS Specifications;

ii.	agrees to use reasonable efforts to provide order reports to FINRA on behalf of Subscriber on a timely basis on any given day relevant exchanges are open for business and in accordance with the terms of this Agreement; specifically, Provider agrees that it will use its best efforts (i) to deliver a copy of the OATS file on a daily basis, after market close, according to the electronic delivery mechanism agreed upon by Provider and Subscriber and (ii) to provide Subscriber with the receipt confirmation received from the FINRA that the OATS files has been received, or in the alternative, a confirmation that the OATS file has been submitted to the FINRA on a timely basis;

iii.	agrees that any records of OATS data prepared on behalf of Subscriber and maintained by the transmitting firm are the property of Subscriber and shall be surrendered promptly upon Subscriber’s request; provided, that Provider may retain copies as necessary to comply with standard internal policies, law, or regulatory requirements;

b.	agrees to permit examination of any records of OATS data maintained on behalf of Subscriber by Provider at any time or from time to time during business hours by representatives of FINRA Regulation and to promptly furnish to FINRA Regulation or its designee true, correct, complete, and current hard copy of any or all of any part of these records;

c.	agrees to promptly notify Subscriber upon the occurrence of any event, including physical damage to the transmitting firm’s facilities or legal proceedings involving the transmitting firm that would materially affect the transmitting firm’s ability to make OATS reports on behalf of Subscriber pursuant to this Agreement;

d.	agrees that it will not, without the prior written consent of Subscriber, use or disclose to any third party any information concerning OATS reports transmitted on behalf of Subscriber, except in order to effectuate the terms of this Agreement, and to any regulatory authority. The foregoing shall not prevent or restrict Provider from disclosing any information pursuant to subpoena, provided that Provider, to the extent reasonable under the circumstances, will provide advance notice to Subscriber of such subpoena; and

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2.	Provider will maintain any records of transmissions that it makes on behalf of Subscriber using an internal Provider system, unless Subscriber has notified Provider that it intends to use another storage facility or vendor, in which case, Subscriber will be responsible for any reasonable costs incurred by Provider for transmitting such records.

3.	Subscriber is aware that no contractual arrangement, no matter how comprehensive, will relieve a member of its responsibilities under the OATS Rules, and Provider shall have no liability for any damages that Subscriber may incur in connection with the transmission or failure to transmit OATS data under this Agreement, other than with respect to any actions involving the gross negligence, fraud or willful misconduct on the part of Provider. Provider and Subscriber further agree that Provider and its subsidiaries and affiliates shall not be liable for any damage suffered or costs and expenses incurred by Subscriber from any cause whatsoever, whether direct, special, incidental, or consequential arising out of the furnishing, or incomplete nature of information. Subscriber and its officers, employees, and agents are not employees, agents, brokers, or partners acting for or on behalf of Provider or any subsidiary or affiliate. Nothing herein shall be construed to create an independent contractor relationship between the parties hereto and Provider makes no representation or warranty, expressed or implied, to the contrary. Provider shall not be liable for network reliability, network downtime, telephone line reliability, failure or delays.

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